Consent of Independent Registered Public Accounting Firm

The Board of Directors

Largo Inc.

We consent to the use of our report dated March 31, 2026, with respect to the consolidated financial statements of Largo Inc., which comprise the consolidated statements of financial position of Largo Inc. as of December 31, 2025 and 2024, the related consolidated statements of income (loss) and comprehensive income (loss), changes in equity, and cash flows for each the years then ended, and the related notes, incorporated herein by reference in the Registration Statement on Form F-10 dated May 8, 2026

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

May 8, 2026

Toronto, Canada